[letterhead of Mottern, Fisher & Rosenthal, P.C.]


                            December 13, 1999

WasteMasters, Inc.
205 South Bickford
El Reno, Oklahoma 73036

Ladies and Gentlemen:

      You have requested my opinion as counsel for WasteMasters, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 20,000,000 shares of Common Stock, issuable under the 1999 Employee, Consultant and Advisor Stock Compensation Plan of the Company.

     I have examined the Company's Registration Statement on Form S-8 as filed with the Securities and Exchange Commission on or about February 23, 1999 (the "Registration Statement"), and the form of Registration Statement to be filed with the Securities and Exchange Commission on or about December 13, 1999 to register an additional 20,000,000 shares under the Plan. I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Maryland, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           Mottern, Fisher & Rosenthal, P.C.